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                                    EXHIBIT 10.14

                                  SUBLEASE AGREEMENT


    This Sublease, made the _____ day of August, 1994 between CENEX, INC. a Minnesota cooperative corporation, hereinafter called the "Lessor" and UNITED COMMUNITY BANCSHARES, INC. a corporation organized under the laws of the State of Minnesota and having its principal office in the City of Eagan, County of Dakota and State of Minnesota, hereinafter called the "Sublessee".

    Lessor offers to sublease to Sublessee the premises as described in Section 1 below, on the terms and conditions defined within this Sublease.

1.  DESCRIPTION:   Address:
                        5400 Babcock Trail
                        Inver Grove Heights, MN 55077

                   Building:
                        One story brick building and the adjacent parking lot (hereinafter jointly be referred to as the "Property").

                   Premises:
                        The space being leased by Sublessee hereinafter (the "Premises") will increase over the initial term of this agreement as follows:

                        4,220 square feet at lease commencement;
                        5,220 square feet commencing on October 1, 1995; and 6,120 square feet commencing on October 1,1996.

                        A detailed floor plan is attached hereto as Exhibit A and is incorporated herein by reference.

    2.   TERM.  The initial term of this Sublease shall be for a period of five
(5) years from October 1, 1994.

    3. OPTION TO EXTEND. Provided Sublessee is not in default, Lessor grants Sublessee an option to renew this Sublease for an additional five (5) years, under the same terms and conditions, with the exception of rent. Rent for year one (1) of the option period shall be determined by the increase in the consumer price index from the initial commencement date of the Sublease to the termination date of the initial five (5) year period. Rent in succeeding years of the option period will be determined by the annual increase in the consumer price index for the immediately preceding year and then applied as a percentage to the next succeeding year of the term.

    4. RIGHT OF FIRST REFUSAL. In the event that Sublessee exercises its option to extend its Sublease for an additional five (5) year term and in the event Sublessee desires to continue its tenancy at the expiration of the option period, and so long as Sublessee is not in default under the terms of this Sublease, Lessor hereby grants Sublessee a right of first refusal to continue its occupancy in the Premises for an agreed upon term, at a then-market rent.
In the event that Lessor elects to take occupancy of the Premises, this right of first refusal will have no force or effect and will become null and void at Lessor's option. Before the rights granted in this Section take effect, specifically, before any implementation of Lessor's right to take occupancy of the Premises or Sublessee's exercise of their right of first refusal, Lessor and Sublessee agree to mail each other written notice, at least ninety (90) days preceding the end of the option period.


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    5.   RENT PAYMENTS.  The first month's rent shall be due and payable when
Sublessee accepts occupancy (tentatively September 15, 1994). Thereafter. Sublessee shall pay to Lessor in advance on or before the first day of each month, the following amounts as base rent during the initial term:

         Year 1         Year 2         Year 3         Year 4         Year 5
         ------         ------         ------         ------         ------
         $3,956.25      $5,002.50      $5,992.50      $6,120.00      $6,247.50

    Lessor shall have the right to receive from Sublessee a late charge of three (3%) percent on rent payments received after the seventh (7th) day of the month. Said amount to be paid with the next installment of monthly rent. Furthermore, failure by Sublessee to make these rent payments until proper termination of this agreement will result in the right of Lessor to exercise any and all legal remedies available, including termination of the Sublease.

    6. SECURITY DEPOSIT. On the date this Sublease is executed, Sublessee shall pay to Lessor the amount of $3,956.25, to be a security deposit to guarantee the payment of rent and the performance of all the terms of this agreement. If Sublessee fails to pay rent or perform, and if the failure to pay rent or failure to perform is not cured within ten (10) days of the mailing of written notice to Sublessee, Lessor may use said deposit to the extent necessary to make good any arrearages of rent or any other expense. Sublessee understands that its liability is not limited to the amount of the deposit and use of such deposit by Lessor shall not constitute a waiver, but is, in addition to other remedies, available to Lessor under this agreement and the law. After use by Lessor of all or part of the security deposit to cure defaults, Sublessee shall immediately replace the amount of the deposit used. Any deposit not used pursuant to this Section will be returned to the Sublessee within a reasonable period following the expiration or termination of this Sublease Agreement.

    7. UTILITIES, MAINTENANCE AND TELEPHONE. The parties have agreed to the following with regard to utilities, maintenance and telephone services:

         (1) Lessor shall provide heat, water, sewer services, and routine maintenance services to the Premises and the Property. Heating and air conditioning shall be provided to the general office area during normal business hours from 8:00 a.m. to 5:30 p.m., Monday through Friday. Sublessee will pay for its own electrical usage. The parties agree that Sublessee's electrical usage will be based upon Lessor's total electric bill for the entire building and will be calculated using the formula noted on Exhibit B which is attached hereto and incorporated herein.

         (2) Lessor will maintain all common areas and mechanical systems. Sublessee will be responsible for contracting for janitorial services with regard to the Premises being leased. Furthermore, any maintenance or repair of the Premises or the Property which is required because of negligent or willful acts of the Sublessee, its agents, employees or invitees, shall be the responsibility of Sublessee. If appropriate maintenance or repair is not performed by Sublessee within ten (10) days of the mailing of a written request from the Lessor, then Lessor, at its option may perform the repair or maintenance. If performed by Lessor, the cost of the aforementioned maintenance, including a gross hourly charge for maintenance employees required to complete the work, will be billed to Sublessee as additional rent.

         (3) Sublessee shall pay all telephone and telecommunications charges, including any charges relating to computer equipment. Notwithstanding the foregoing, Lessor shall not be liable for any interruption in any utility services beyond the control of Lessor.

    8. OCCUPANCY AND TENANT IMPROVEMENTS. Lessor agrees to deliver the Premises in a safe, broom-clean and useable condition, in compliance with all applicable building codes. Lessor will replace damaged ceiling tile and damaged floor tile in the computer room only. All other modifications and improvements will be at Sublessee's sole cost and expense but subject to Lessor's prior written approval.


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    9.   USE.  Sublessee agrees to use and occupy the Premises only as a data processing center. Sublessee agrees not to occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disruptive or hazardous due to fire or other risks or to permit anything to be done which would in any way increase the rate of fire insurance coverage or jeopardize the extent of coverage on the Property, the improvements located thereon, or its contents. Sublessee shall not store or permit the storage of hazardous or inflammable materials or chemicals in the Premises or any other portion of the Property, unless such storage shall have been previously approved by Lessor. In all events, such storage shall be in compliance with the requirements of federal, state and local laws, ordinances or regulations and the requirements of Lessor's and Sublessee's insurance carriers. Under no circumstances shall Sublessee dispose of hazardous or inflammable materials or chemicals in the Premises or on the Property.

    10. HOLD HARMLESS. The following indemnifications shall be given by the parties:
         (1) Lessor shall not be responsible for loss or damage to property or injury to persons occurring in or about the Premises or Property by reason of any condition, defect, matter or thing on said Premises or the Property or improvements of which the Premises is a part, or for the acts, omissions or negligence of persons in and about the Property, other than as resulting from the gross negligence of Lessor, its agents or employees, and Sublessee shall be required to maintain insurance against such damages or liabilities.

         (2) Subject to the Waiver of Subrogation provision of Section 16, Sublessee agrees to indemnify, defend, and save Lessor harmless from all liabilities, losses, damages, expenses, costs of action, suits, interests, fines, penalties, claims and judgments (to the extent that the same are not paid out of the proceeds of any policy of insurance) related to losses or claims of injuries to persons occurring in or about the Premises, resulting from any act, omission, or neglect of Sublessee, its agents, servants, employees, customers or invitees, including acts or omissions arising out of Sublessee's failure to perform, fully and promptly, each and every covenant, condition and agreement of this Sublease. Sublessee, at its own cost and expense, shall defend any and all suits that may be brought and claims that may be made for which Sublessee has agreed to indemnify Lessor and shall keep Lessor informed of the progress of all such suits.

    11. STRUCTURAL MAINTENANCE. Lessor shall, at its expense, keep the structural parts of the building in good repair, including the structural parts of the exterior walls, roof, floor, foundation, and interior columns except that Lessor shall not be responsible for repairs caused by the fault or negligence of Sublessee, its employees, or invitees.

    12. EXTERIOR MAINTENANCE. Lessor shall contract for landscape care, snow removal, window washing, parking lot maintenance, exterior painting and all other such maintenance required during the term of this agreement. All services shall be provided for the comfortable use of the Premises during business hours provided that Lessor is not liable for damages for failure to provide services due to causes beyond its reasonable control.

    13. INTERIOR MAINTENANCE. Sublessee shall be responsible for the interior maintenance of the Premises including the replacement of all glass broken and other damage done by Sublessee, and agrees to keep the Premises, and surrender the Premises upon termination of this agreement, in as good a condition as when turned over to it, reasonable wear and tear and damage from the elements excepted.

    14. CASUALTY INSURANCE. Lessor shall maintain, at its own expense, fire and extended coverage insurance on the property. If the use of the Premises by Sublessee results in any rate increase for such insurance, Sublessee shall correct the circumstances that caused such rate increase or shall pay such rate increase immediately when due.

    15. LIABILITY INSURANCE. Sublessee will maintain in force during the term this agreement a contents and public liability insurance policy with Lessor named as co-insured; said insurance to afford protection of not less than one million ($1,000,000.00) single limit coverage. Sublessee agrees to deliver to Lessor a certificate of insurance evidencing such coverage, with a thirty (30) day cancellation clause, prior to occupancy. Lessor will require each of any other Sublessees to carry the same insurance on their contents and property and will not permit any practice by any Sublessee that may cause an increase in the insurance premiums for the building without charging said increase to the causing Sublessee for the benefit of all other Sublessees.

    16. WAIVER OF SUBROGATION. Lessor and Sublessee each waive and release all claims and liabilities against the other, and the agents, employees and invitees of the other, for loss or damage to the Premises or any portion thereof, the building and other improvements of which the Premises are a part, as well as any improvements, fixtures, equipment, supplies, merchandise and other property located in, upon or about the Premises, resulting from fire, explosion or other perils included in standard fire and extended coverage insurance, whether caused by the negligence of any of said persons or entities, or otherwise. It is understood that Lessor and Sublessee shall look solely to their own insurers in the event of loss.

    17. FIXTURES AND EQUIPMENT. All fixtures and equipment considered necessary to the general operation and maintenance of the property shall be the property of Lessor, except that any trade fixtures provided by Sublessee, at its own expense, shall remain the property of Sublessee and will be removed by Sublessee upon termination of this agreement.

    18. ASSIGNMENT. No subleasing, or other assignment by Sublessee is allowed without written consent of Lessor which consent shall not be unreasonably withheld. Such consent shall not release the assigning party of any obligation or liability arising under the terms of this agreement. This agreement and the deposits shall be assignable by Lessor, provided the assignee assumes all of the obligations of Lessor.

    19. BREACH. A breach of this agreement shall exist, if at any time during the term of this agreement Sublessee shall: (a) vacate said premises or default in the payment of rent or in the performance of any of these provisions; or (b) make an assignment for the benefit of creditors; or (c) file or have filed against it, a petition for bankruptcy or arrangement in settlement of liabilities or reorganization. In the event a breach occurs, and if the beach is not cured within thirty (30) days of the mailing of written notice by Lessor to Sublessee of the nature of such breach, Lessor shall have the following rights:

         (1) Lessor shall have the right to enter the Premises and remove all persons and property from the Premises and store such property in a public warehouse or elsewhere at the cost of Sublessee, and Lessor may either terminate this agreement or, without terminating this agreement, make such alterations and repairs as may be necessary in order to rent the Premises, and rent the Premises or any part of the Premises for such term and at such rents and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable. Upon such renting, all rentals received by Lessor shall be applied: first, to the payment of any debt other than rent due hereunder from Sublessee to Lessor; second, to pay any reasonable costs and expenses of such renting, including brokerage and legal fees; third, to pay any rent due hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent which becomes due and payable hereunder. If the rental received from renting the Premises is less than the rent payable hereunder, Sublessee shall pay any such deficiencies monthly to Lessor. No entry or taking possession of the Premises by Lessor shall be an election by Lessor to terminate this agreement.

         (2) Lessor shall also have the right to terminate this agreement in which event, in addition to any other remedies Lessor may have, Lessor may recover from Sublessee all damages incurred by reason of Sublessee's breach, including the cost of recovering the Premises, reasonable legal fees and any excess of the rent reserved in this agreement for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which shall be immediately due and payable from Sublessee to Lessor.

         (3) Lessor may, at its option, instead of exercising any other right or remedy, spend such reasonable sums as may be reasonably necessary to cure any default of Sublessee and such amount, including legal fees, shall be paid by Sublessee, as additional rent, upon demand.

         (4) Any remedy of Lessor herein or by law or statute shall be cumulative with all other remedies and may be exercised from time to time and as often as the occasion may arise.

         (5) No forbearance by Lessor to exercise any right accruing to Lessor hereunder shall be construed as a waiver of any such rights.

    20. IMPAIRMENT OF USE. If the Premises shall become untenantable or unfit for occupancy, in whole or in part, by the total or partial destruction of the building by fire or other casualty, this agreement may, at the option of the Lessor, cease and terminate and Sublessee shall have no claim against Lessor for the value of any unexpired term of said agreement. If Lessor shall elect to restore the Premises, rent shall be abated for each period of restoration in accordance with the ratio of the portion of the Premises deemed untenantable to the entire Premises.

    21. CONDEMNATION. If the whole or any part of the Premises shall be acquired or condemned by eminent domain for any use or purpose, the term of this agreement may, at the option of Lessor, cease and terminate from the date the title vests and Sublessee shall have no claim against Lessor for the value of any unexpired term of said agreement.

    22. OTHER PAYMENTS. In addition to the rent set forth herein, all other payments to be made by Sublessee to Lessor hereunder shall constitute rent as herein defined.

    23. HOLDING OVER. If Sublessee remains in possession of the Premises after expiration of the Sublease term, without the execution of a new Sublease (unless pursuant to Sections 3 and 4) it shall be deemed to be occupying the Premises as a Sublessee from month to month, subject to all the conditions, provisions and obligations of this agreement applicable to a month-to-month tenancy. However, the basic rent required to be paid by Sublessee during any holdover period shall be a minimum of one hundred twenty five (125%) percent of the basic monthly rent. Any holding over shall not be considered a renewal of this agreement.

    24. NOTICE. Whenever in this Sublease it shall be required or permitted that notice or demand be given or served by either party to this Sublease to or on the other, such notice or demand shall be given or served and shall not be deemed to have been given or served unless in writing and forwarded by certified or registered mail, return receipt requested, addressed as follows:

    To:  Lessor       CENEX, Inc.
                      Attn: Roger Tschida
                      5500 Cenex Drive
                      Inver Grove Heights, Minnesota 55077

    To:  Sublessee    United Community Bancshares Inc.
                      Attn: Marcia O'Brien
                      2600 Eagan Woods Drive - Suite 155
                      Eagan, MN 55121

Such notices may be changed from time to time by either party by serving notice to the other at the most current address as above provided.

    IN WITNESS WHEREOF, the Landlord and Tenant have duly executed these Presents in proper legal manner.

CENEX, INC.
(Lessor)

By:
   -------------------------------
Its:
    ------------------------------


UNITED COMMUNITY BANCSHARES, INC.
(Sublessee)

By:  /s/
   -------------------------------
Its:  Executive Vice President
    ------------------------------

EXHIBIT A

FLOOR PLAN

                                   LEASE EXHIBIT B

                          UNITED COMMUNITY BANCSHARES, INC.


It is understood that United Community Bancshares, Inc. will be operating their computer facility beyond normal business hours; therefore, using electricity at a rate not typical to the other tenants. United Community Bancshares, Inc. will be invoiced for this non-typical electrical usage over and above their normal prorated share of the electrical cost to the building.

The following system of submetering and calculations has been developed to assure that United Community Bancshares, Inc. is charged the appropriate amount for this non-typical usage in addition to their pro rated share of building electrical cost.

Electrical charges to United Community Bancshares, Inc.  to include:

    -    Computer equipment power consumption
              Determined by new submeter #1, to be installed

    -    Computer room HVAC equipment power consumption
              Determined by new submeter #2, to be installed

    -    Lighting power consumption beyond normal business hours
              Determined by (lighting fixture count) TIMES (power consumed by each fixture) TIMES (the number of hours of operation beyond normal business hours) DIVIDED BY (1000) to arrive at the kwh of power consumed

    - Pro-rated share of remaining electrical cost to the building Determined by SUBTRACTING the total of the above 3 factors from the total electrical charges from the utility company and then calculating the normal pro-rated share of this balance to all tenants including United Community Bancshares, Inc.

                                AMENDMENT TO SUBLEASE

    This Amendment to Lease is made this 31st day of May, 1996, by and between UNITED COMMUNITY BANCSHARES, INC. a Minnesota corporation (hereinafter "Sublessee"), and CENEX, INC. (Formerly Known As, Farmers Union Central Exchange, Incorporated.), a Minnesota corporation (hereinafter "Lessor").

                                       RECITALS

    WHEREAS, on August 31, 1994 Sublessee executed a Sublease Agreement (hereinafter the "Sublease"), for up to 6,120 square feet of office space, on the first floor of the Premises, as Premises is defined in the Sublease, and;

    WHEREAS, the Sublease had specific terms and conditions which Lessor and Sublessee now wish to amend;

    NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants stated in this Amendment to Sublease, the parties agree as follows:

         1. The space being subleased by the Sublessee under the "Premises" portion of Section 1 shall be amended to add the following language:

                   6,420 square feet (including 300 square feet of storage space) upon the execution of this Amendment to Sublease.

         2. Section 5 of the Lease regarding "Rent Payments", shall be amended to include the following revised base rents, payable during the remaining term of the Sublease:

              June 1, 1996       through     September 30, 1997=   $6,182.60
              October 1, 1997    through     September 30, 1998=   $6,320.00
              October 1, 1998    through     September 30, 1999=   $6,450.00

         3. Section 4 of the Sublease be amended to include the following additional language as a second paragraph

                   So long as Sublessee is not in default under the terms of this Sublease, and Sublessee is a tenant on the Premises, Lessor grants to Sublessee the right of first refusal on the balance of the Building of which the Premises are a part. This right of first refusal will have no force or effect for so long as Lessor occupies the Building and shall apply only when and to the extent Lessor vacates the Building and intends to lease it to a third party. The rental rate and terms under which Sublessee can exercise its right of first refusal, shall be at a then-market rent.

         4. Section 4 of the Sublease shall be amended to provide that the notice period established in the last sentence of the first paragraph shall be changed from Ninety Days to Twelve Months.

         5. All other terms and conditions of the Sublease shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Amendment to Sublease as of the day and year first above written.

UNITED COMMUNITY BANCSHARES, INC.      CENEX, INC


By:  /s/                            By:  /s/
   -------------------------------     ----------------------------------------
   Its  Executive Vice President       Its Vice President, Corporate Controller
      ----------------------------        -------------------------------------